Exhibit 99.5

Trestle Corporation	Case No.	02-88573
Schedule of Cash Receipts and Disbursements	Reporting Period	4/30/2004
(In Thousands)

		Bank Accounts			Current Month
	Operating	Payroll	Other	Escrow	Actual	Projected

Cash Balance Beginning	$—	$—	$—	$1,061	$1,061	$—

Receipts
Cash sales					—
Accounts Receivable	—				—
Loans and Advances					—
Sale of Assets					—
Interest				1	1
Other - Cash Transfers from Related Companies					—
Total Receipts	—	—	—	1	1	—

Disbursements
Net Payroll	—				—
Payroll Taxes and other employee payments	—				—
Sales, Use and Other Taxes	—				—
Inventory Purchases	—				—
Rents and Lease Payments	—				—
Insurance	—				—
Administrative & Selling	—			—	—
Other - Cash Transfers from Related Companies	—				—
Professional Fees	—			5	5
U.S. Trustee Fees	—				—
Court Costs	—				—
Total Disbursements	—	—	—	5	5	—

Net Cash Flow	—	—	—	(4)	(4)	—

Cash End of Month	—	—	—	1,057	1,057	—

Trestle Corporation

Case #02-88573

CONSOLIDATED STATEMENTS OF INCOME

(Post-Petition)

	For The One Month Ended April 30, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$4,142,546

Net Revenues	—	4,142,546

Operating Expenses:
Cost of Services	—	1,851,009

Gross Margin	—	2,291,537

General and administrative expenses:
Personnel costs	—	1,614,260
Occupancy costs	—	133,041
Bad debt expense	—	23,540
Other	—	544,926

Total General and Administrative Expenses	—	2,315,767

Loss from Operations	—	(24,230)

Other Expenses (Income):
Interest expense	—	—
Depreciation and amortization	—	32,437
Other expense (income)	—	(6,322,162)

Other Expenses - Net	—	(6,289,725)

(Loss) Income before Reorganization Items	—	6,265,495

Reorganization Items:
Professional fees	—	84,194
Other	(1,077)	(1,077)

Reorganization Expenses - Net	(1,077)	83,117

Income (Loss) Before Income Tax Provision	1,077	6,182,378

Income Tax Provision	—	—

Net Income	1,077	6,182,378

Trestle Corporation

April 30, 2004

Case No. 02-88573

Balance Sheet

Current Assets	Book Value @ Current	Book Value @ Petition Date

Assets

Unrestricted Cash and Equivalents	$—	$67,758
Restricted Cash	1,056,659	$—
Accounts Receivable (net)	—	841,539
Inventories	—	536,262
Projects in progress (customers)	—	886,635
Prepaid Expenses	—	108,354
Total Current Assets	$1,056,659	$2,440,548

Property, Plant and Equipment-Net	$—	$901,012

Total Assets	$1,056,659	$3,341,560

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable-Postpetition	$—	$24,138
Deferred Revenues	—	3,285,084
Accrued Salaries	—	73,371
Accrued Other and Other Liabilities	39,810	64,512
Total Post-Petition Liabilities	$39,810	$3,447,105

Liabilities Under Compromise
Accounts Payable	$871,074	$983,041
Accrued Payroll and Other Liabilities	—	173,284
Other Debt - Due to Parent	—	4,774,734
Total Pre-Petition Liabilities	$871,074	$5,931,059

Total Liabilities	$910,884	$9,378,164

Equity
Accumulated Retained Earnings (Deficit)	145,775	(6,036,604)
Total Equity	$145,775	$(6,036,604)

Total Liabilities & Equity	$1,056,659	$3,341,560